Exhibit 1.1

UNOFFICIAL TRANSLATION
ARTICLES OF ASSOCIATION OF
AFFIMED N.V.
(as per 4 August 2020)

ARTICLES OF ASSOCIATION:

Chapter 1

Definitions.

Article 1.

In the articles of association the following terms shall have the meaning as defined below:

annual accounts	:	the annual accounts referred to in section 2:361 CC;

annual statement of accounts	:	the annual accounts and, if applicable, the management report as well as the additional information referred to in section 2:392 CC;

CC	:	the Dutch Civil Code;

company	:	the company with limited liability which organisation is laid down in these articles of association;

general meeting	:

the corporate body that consists of shareholders entitled to vote and all other persons entitled to vote / the meeting in which shareholders and all other persons entitled to attend general meetings assemble;

management report	:	the management report referred to in section 2:391 CC;

meeting rights	:	the right to attend the general meeting and to address such meeting, either in person or by proxy authorised in writing;

persons entitled to attend general meetings	:	shareholders as well as holders of a right of use and enjoyment and holders of a right of pledge with meeting rights;

persons entitled to vote	:	shareholders with voting rights as well as holders of a right of use and enjoyment and holders of a right of pledge with voting rights; and

subsidiary	:	a subsidiary as referred to in section 2:24a CC.

Chapter 2

Name. Corporate seat.

Article 2.1.

The name of the company is: Affimed N.V.

Its corporate seat is in Amsterdam, the Netherlands, and it may establish branch offices elsewhere.

Objects.

Article 2.2.

The objects of the company are:

a.                            the research, development, manufacture, and commercialization of products for the detection, prevention and treatment of human and non-human diseases and conditions and to provide services associated therewith;

b.                            to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

c.                             to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

d.                            to acquire, dispose of manage and exploit real and personal property, including patents, marks, licenses, permits and other intellectual property rights;

e.                             to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

Chapter 3

Share structure.

Article 3.1.

3.1.1.                            The authorised share capital of the company amounts to three million one hundred nineteen thousand and five hundred euro (EUR 3,119,500) and is divided into three hundred eleven million nine hundred and fifty thousand (311,950,000) shares, each with a nominal value of one eurocent (EUR 0.01).

3.1.2.                            The shares shall be in registered form and shall be consecutively numbered from 1 onwards.

3.1.3.                            No share certificates shall be issued.

Issue of shares.

Article 3.2.

3.2.1.                            Shares shall be issued pursuant to a resolution of the management board that has been approved by the supervisory board, provided that the management board has been authorised to do so by resolution of the general meeting for a specific period not exceeding five (5) years. The resolution of the general meeting granting the aforesaid authorisation must determine the number of the shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

3.2.2.                            If and insofar as the management board is not authorised to issue shares as referred to in article 3.2.1, the general meeting shall have the power to resolve to issue shares upon the proposal of the management board, which proposal also must be approved by the supervisory board.

3.2.3.                            Article 3.2.1 and 3.2.2 shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

3.2.4.                            Save for the provisions of section 2:80 CC, the issue-price may not be below nominal value of the shares.

3.2.5.                            Shares shall be issued in accordance with the provisions of sections 2:86c and 2:96 CC.

Payment for shares.

Article 3.3.

3.3.1.                            Shares may only be issued against payment in full of the amount at which such shares are issued and with due observance of the provisions of sections 2:80a and 2:80b CC.

3.3.2.                            Payment on a share must be made in cash, unless an alternative contribution has been agreed. Payment other than in cash is made with due observance of the provisions of section 2:94b CC.

3.3.3.                            Payment on a share in cash may be made in a foreign currency if the company agrees to this and such payment is made with due observance of the provisions of section 2:80a subsection 3 CC.

3.3.4.                            The company may grant loans for the purpose of a subscription for or an acquisition of shares in its share capital subject to the applicable statutory provisions.

3.3.5.                            The management board may perform legal acts as referred to in section 2:94 CC without the prior approval of the general meeting.

Pre-emptive rights.

Article 3.4.

3.4.1.                            Upon the issue of shares, each shareholder shall have a pre-emptive right to acquire such newly issued shares in proportion to the aggregate amount of his shares, it being understood that this pre-emptive right shall not apply to:

a.                            the issuance of shares to employees of the company or employees of a group company; and

b.                            the issuance of shares against payment in kind.

3.4.2.                            Pre-emptive rights may be limited or excluded pursuant to a resolution of the management board that has been approved by the supervisory board, provided that the management board has been authorised to do so by resolution of the general meeting for a specific period not exceeding five (5) years. This authorisation of the management board by the general meeting for a specific period may from time to time be extended. Unless provided otherwise in the authorisation of the management board by the general meeting, the authorisation cannot be cancelled.

A resolution to designate the management board as referred to in this article 3.4.2 requires a two thirds (2/3) majority of the votes cast if less than half (1/2) the issued share capital is represented at a meeting.

If and insofar as the management board is not authorised to limit or exclude pre-emptive rights as referred to in this article 3.4.2, the general meeting shall have the power to resolve to limit or exclude pre-emptive rights upon the proposal of the management board, which proposal also must be approved by the supervisory board.

3.4.3.                            Without prejudice to section 2:96a CC, the management board, or if the authorisation of the management board in accordance with article 3.2.1 has not been granted, the general meeting, shall when adopting a resolution to issue shares, determine the manner in which and the period within which such pre-emptive rights may be exercised.

3.4.4.                            The company shall announce the issue with pre-emptive rights and the period within which such rights can be exercised in such manner as shall be prescribed by applicable law and applicable stock exchange regulations, including but not limited to an announcement published by electronics means.

3.4.5.                            This article 3.4 shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Depositary receipts for shares.

Article 3.5.

The company is not authorised to cooperate in the issue of depositary receipts for shares.

Chapter 4

Acquisition of shares.

Article 4.1.

4.1.1.                            The acquisition of fully paid-up shares by the company can only take place if and to the extent the general meeting has authorised the management board for this purpose. Such authorisation shall only be valid for a specific period of not more than eighteen (18) months, but may from time to time be extended. The resolution of the management board to acquire fully paid-up shares is subject to approval of the supervisory board. An acquisition by the company of shares that have not been fully paid-up is null and void.

4.1.2.                            The authorisation of the general meeting as referred to in article 4.1.1 shall not be required if the company acquires fully paid-up shares for the purpose of transferring such shares, by virtue of an applicable employee stock purchase plan, to persons employed by the company or by a group company, provided such shares are quoted on the official list of any stock exchange.

Capital reduction.

Article 4.2.

4.2.1.                            The general meeting, upon proposal of the management board, which proposal has been approved by the supervisory board, may resolve to reduce the issued share capital by (i) reducing the nominal value of shares, or (ii) cancelling:

a.                            shares which the company holds in its own share capital, or

b.                            all issued shares of a specific class against repayment of the amount paid-up on those shares and, to the extent applicable, repayment of the share premium reserve, attached to the relevant class of shares; and against a simultaneous release from the obligation to pay any further calls on the shares to the extent that the shares had not been fully paid-up.

4.2.2.                            Partial repayment on shares pursuant to a resolution to reduce their nominal value may also be made exclusively on the shares of a specific class.

Chapter 5

Form of transfer of shares.

Article 5.1.

5.1.1.                            The transfer of a share shall require a deed executed for that purpose and, save in the event that the company itself is a party to the transaction, written acknowledgement by the company of the transfer. Service of notice of the transfer deed or of a certified notarial copy or extract thereof, upon the company shall be the equivalent of acknowledgement as stated in this paragraph.

5.1.2.                            Article 5.1.1 shall apply mutatis mutandis to the transfer of a limited right to a share, provided that a pledge may also be created without acknowledgement by or service of notice upon the company and that section 3:239 CC shall apply, in which case acknowledgement by or service of notice upon the company shall replace the announcement referred to section 3:239 subsection 3 CC.

Chapter 6

Shareholders register.

Article 6.1.

6.1.1.                            The management board shall keep a share register on behalf of the company. The register shall be regularly updated.

Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable stock exchange regulations.

6.1.2.                            Each shareholder’s name, his address and such further information as required by law or considered appropriate by the management board, shall be recorded in the share register.

6.1.3.                            Upon his request a shareholder shall be provided with written evidence of the contents of the shareholders register with regard to the shares registered in his name free of charge. The statement so issued may be validly signed on behalf of the company by a person to be designated for that purpose by the management board.

6.1.4.                            The provisions of the articles 6.1.2 and article 6.1.3 shall equally apply to persons who hold a right of use and enjoyment or a right of pledge on one or more shares.

Joint holding.

Article 6.2.

If through any cause whatsoever one or more shares are jointly held by two or more persons, such persons may jointly exercise the rights arising from those shares, provided that these persons be represented for that purpose by one of them or by a third party authorised by them for that purpose by a written power of attorney.

The management board may, whether or not subject to certain conditions, grant an exemption from this article.

Right of pledge.

Article 6.3.

6.3.1.                            Shares may be encumbered with a right of pledge.

6.3.2.                            If a share is encumbered with a right of pledge, the voting right attached to that share shall vest in the shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.

6.3.3.                            Shareholders who as a result of the granting of a right of pledge do not have voting rights, have meeting rights. Holders of a right of pledge with voting rights have meeting rights. Holders of a right of pledge without voting rights do not have meeting rights.

Right of use and enjoyment (vruchtgebruik).

Article 6.4.

6.4.1.                            A right of use and enjoyment may be established on shares.

6.4.2.                            If a share is encumbered with a right of use and enjoyment, the voting right attached to that share shall vest in the shareholder, unless at the creation of the right of use and enjoyment the voting right has been granted to the holder of the right of use and enjoyment.

6.4.3.                            Shareholders who as a result of the granting of a right of use and enjoyment do not have voting rights, have meeting rights. Holders of a right of use and enjoyment that have no voting rights do not have meeting rights.

Chapter 7

Management. Supervisory Board.

Article 7.1.

7.1.1.                            The company shall be managed by a management board under the supervision of a supervisory board.

7.1.2.                            Each managing director is obliged vis-à-vis the company to perform his duties in a proper manner. These duties include all managing duties that have not been allocated to one or more other managing directors by law or by the articles of association. In fulfilling their tasks, the managing directors must be guided by the interests of the company and its business. Each managing director is responsible for the company’s general course of affairs.

7.1.3.                            The supervisory board carries out the supervision of the policies of the management board and of the general course of the company’s affairs and its business enterprise. The supervisory board shall support the management board with advice. In fulfilling their duties the supervisory directors shall serve the interests of the company and its business enterprise. The management board shall in due time provide the supervisory board with the information it needs to carry out its duties.

Management board: appointment, suspension and dismissal.

Article 7.2.

7.2.1.                            Managing directors shall be appointed by the general meeting. The supervisory board shall determine the number of managing directors.

7.2.2.                            If a managing director is to be appointed, the supervisory board shall make a binding nomination.

The general meeting may at all times overrule the binding nomination by a resolution adopted by at least a two thirds (2/3) majority of the votes cast, representing more than one half (1/2) of the issued share capital. If the general meeting overrules the binding nomination, the supervisory board shall make a new nomination.

The nomination shall be included in the notice of the general meeting at which the appointment shall be considered.

7.2.3.                            If no nomination has been made for the appointment of a managing director, this shall be stated in the notice of the general meeting at which the appointment shall be considered and the general meeting shall be free to appoint a managing director at its discretion.

A resolution to appoint a managing director that was not nominated by the supervisory board may only be adopted with a majority of two thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued share capital.

7.2.4.                            The general meeting shall at all times be entitled to suspend or dismiss a managing director. A resolution to suspend or dismiss a managing director shall require a majority of at least two thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued share capital, unless the proposal was made by the supervisory board in which case a simple majority of the votes cast is sufficient.

A second general meeting as referred to in section 2:120, subsection 3 CC may not be convened.

7.2.5.                            The supervisory board shall also at all times be entitled to suspend (but not to dismiss) a managing director. Within three (3) months after a suspension of a managing director has taken effect, a general meeting shall be held, in which meeting a resolution must be adopted to either terminate or extend the suspension for a maximum period of another three (3) months. The managing director shall be given the opportunity to account for his actions at that meeting.

If neither such resolution is adopted nor the general meeting has resolved to dismiss the managing director, the suspension shall terminate after the period of suspension has expired.

7.2.6.                            In the event that one or more managing directors are prevented from acting, or in the case of a vacancy or vacancies for one or more managing directors, the remaining managing directors shall temporarily be in charge of the management, without prejudice to the right of the supervisory board to replace the managing director with a temporary managing director.

In the event that all managing directors are prevented from acting or there are vacancies for all managing directors, the supervisory board shall temporarily be in charge of the management; the supervisory board shall be authorised to designate one or more temporary managing directors.

Management board: remuneration.

Article 7.3.

7.3.1.                            The company has a policy in respect of the remuneration of the management board. The policy is adopted by the general meeting upon the proposal of the supervisory board.

7.3.2.                            The remuneration of the management board shall be determined by the supervisory board with due observance of the remuneration policy adopted by the general meeting.

7.3.3.                            A proposal with respect to remuneration schemes in the form of shares or rights to acquire shares shall be submitted by the supervisory board to the general meeting for its approval.

Management board: adoption of resolutions.

Article 7.4.

7.4.1.                            If there is more than one (1) managing director, the supervisory board can appoint one of the managing directors as chairman of the management board, and grant such chairman the title of Chief Executive Officer (CEO).

7.4.2.                            The management board may adopt written rules governing its internal proceedings and providing for the division of their duties among themselves. The adoption and amendment of the rules governing the management board shall be subject to the approval of the supervisory board.

7.4.3.                            The management board shall meet whenever a managing director so requires. The management board shall adopt its resolutions by a simple majority of the votes cast, with at least the affirmative vote of the CEO, in a meeting in which the CEO is present or represented.

In a tie vote the CEO shall have a casting vote.

7.4.4.                            At a meeting of the management board, a managing director may only be represented by another managing director holding a written proxy.

7.4.5.                            If a managing director has a direct or indirect personal conflict of interest with the company, he shall not participate in the deliberations and the decision-making process of the management board. If as a result thereof no resolution of the management board can be adopted, the resolution may be adopted by the supervisory board.

7.4.6.                            The management board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or in a reproducible manner by electronic means of communication and all the managing directors entitled to vote have consented to adopting the resolution outside a meeting.

Articles 7.4.3 and 7.4.5 shall equally apply to adoption by the management board of resolutions without holding a meeting.

Representation.

Article 7.5.

7.5.1.                            The management board is authorised to represent the company. In the event that more than one (1) managing director is in office, the company may also be represented by two (2) managing directors acting jointly.

7.5.2.                            The management board may grant one or more persons, whether or not employed by the company, the power to represent the company (procuratie) or grant in a different manner the power to represent the company on a continuing basis.

Supervisory board: appointment, suspension and dismissal.

Article 7.6.

7.6.1.                            The company shall have a supervisory board consisting of at least three (3) supervisory directors. The supervisory board determines the number of supervisory directors with due observance of the provision in the previous sentence. If less than three supervisory directors are in office, the supervisory board shall take prompt measures to ensure the appointment of new supervisory directors.

7.6.2.                            The supervisory directors shall be appointed by the general meeting upon a binding nomination by the supervisory board.

The general meeting may at all times overrule the binding nomination by a two thirds (2/3) majority of the votes cast, representing more than one half (1/2) of the issued share capital. If the general meeting overrules the binding nomination, the supervisory board shall make a new nomination.

The nomination shall be included in the notice of the general meeting at which the appointment shall be considered.

7.6.3.                            If no nomination has been made for the appointment of a supervisory director, this shall be stated in the notice of the general meeting at which the appointment shall be considered, and the general meeting shall be free to appoint a supervisory director at its discretion.

A resolution to appoint a supervisory director that was not nominated by the supervisory board, may only be adopted by a two thirds (2/3) majority of the votes cast, representing more than one half (1/2) of the issued share capital.

7.6.4.                            A supervisory director shall be appointed for a maximum term of four (4) years and may be reappointed for a term of not more than four (4) years at a time. A supervisory director may be a supervisory director for a period not longer than twelve (12) years, which period may or may not be interrupted, unless the general meeting resolves otherwise. The term of appointment of a supervisory director shall end at the close of the annual general meeting that will be held in the year that his term of appointment will end. The supervisory board may draw up a resignation schedule for the supervisory board directors.

7.6.5.                            The general meeting shall at all times be entitled to suspend or dismiss a supervisory director. The general meeting may only adopt a resolution to suspend or dismiss a supervisory director by at least a two thirds (2/3) majority of the votes cast, representing more than one half (1/2) of the issued share capital, unless the proposal was made by the supervisory board in which case a simple majority of the votes cast is sufficient. A second general meeting as referred to in section 2:120 subsection 3 CC may not be convened.

7.6.6.                            In the event that one or more supervisory directors are prevented from acting, or in the case of a vacancy or vacancies for one or more supervisory directors, the remaining supervisory directors shall temporarily be in charge of the supervision, without prejudice to the right of the general meeting to appoint a temporary member of the supervisory board to replace the member of the supervisory board concerned.

7.6.7.                            In the event that all supervisory directors are prevented from acting, or in the case of vacancies for all supervisory directors, the management board shall as soon as possible take the necessary measures to make arrangements, without prejudice to the right of the general meeting to appoint one or more temporary supervisory directors to replace the supervisory director(s) concerned. The person(s) designated for this purpose shall take the necessary measures to make a definitive arrangement.

Supervisory board: remuneration.

Article 7.7.

The general meeting shall determine the remuneration of supervisory directors. Supervisory directors shall be reimbursed for their expenses.

Supervisory board: adoption of resolutions.

Article 7.8.

7.8.1.                            The supervisory board shall appoint one of its members as chairman. The supervisory board may also appoint a secretary, whether or not from among its members.

7.8.2.                            The supervisory board may adopt written rules governing its internal proceedings.

7.8.3.                            The supervisory board shall meet whenever a supervisory director or the management board so requires. The supervisory board shall adopt its resolutions by a simple majority of the votes cast.

In a tie vote the chairman shall have a casting vote.

7.8.4.                            At a meeting of the supervisory board, a supervisory director may only be represented by another supervisory director holding a written proxy.

7.8.5.                            If a supervisory director has a direct or indirect personal conflict of interest with the company, he shall not participate in the deliberations and the decision-making process of the supervisory board. If as a result thereof no resolution of the supervisory board can be adopted the resolution can nonetheless be adopted by the supervisory board. In that case each supervisory director shall be entitled to participate in the deliberations and the decision-making process of the supervisory board.

7.8.6.                            The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing or in a reproducible manner by electronic means of communication and all supervisory directors entitled to vote have consented to adopting the resolution outside a meeting.

Articles 7.8.3 and 7.8.5 shall equally apply to adoption by the supervisory board of resolutions without holding a meeting.

7.8.7.                            The managing directors shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

7.8.8.                            The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers.

7.8.9.                            At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

Indemnification managing directors and supervisory directors.

Article 7.9.

7.9.1.                            Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the management board or supervisory board:

a.                            the reasonable costs of conducting a defence against claims (including investigations of potential claims), based on acts or failures to act in the exercise of their duties, or any other duties currently or previously performed by them at the company’s request;

b.                            any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.                             the reasonable costs of appearing in other legal proceedings or investigations in which they are involved as current or former members of the management board or supervisory board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

i.                                a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

ii.                             the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the company.

7.9.2.                            The company may take out liability insurance for the benefit of the persons concerned.

Chapter 8

General meetings.

Article 8.1.

8.1.1.                            General meetings shall be held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht or in the municipality of Haarlemmermeer (Schiphol Airport).

8.1.2.                            A general meeting shall be held once a year, no later than six months after the end of the financial year of the company.

8.1.3.                            The management board and the supervisory board shall provide the general meeting with all requested information, unless this would be contrary to an overriding interest of the company. If the management board or supervisory board invokes an overriding interest, it must give reasons.

General meetings.

Article 8.2.

General meetings shall be convened by the management board or supervisory board.

General meetings: notice and agenda.

Article 8.3.

8.3.1.                            Notice of the general meeting shall be given by the management board or supervisory board taking into account the notice period prescribed by law, and any other requirements prescribed by law or the regulations of the stock exchange where shares in the share capital of the company are officially listed at the company’s request.

8.3.2.                            The management board or supervisory board may decide that the convocation letter in respect of a person authorised to attend a general meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the company for such purpose.

8.3.3.                            The notice shall state at least:

(i)                           the subjects on the agenda;

(ii)                        the place and date of the general meeting;

(iii)                     the procedure to attend the general meeting by written proxy; and

(iv)                    shall inform the persons authorised to attend a general meeting that they may inspect the agenda at the office of the company and that copies thereof are obtainable at such places as are specified in the notice.

8.3.4.                            The agenda for the annual general meeting shall in any case include the following items:

a.                            the consideration of the annual statement of accounts;

b.                            the adoption of the annual accounts and the allocation of profits;

c.                             the discharge of managing directors from liability for their management over the last financial year and the discharge of supervisory directors from liability for their supervision thereof; and

d.                            the proposals placed on the agenda by the management board or supervisory board, together with proposals made by shareholders in accordance with provisions of the law and the provisions of the articles of association.

8.3.5.                            A matter, the consideration of which has been requested in writing by one or more shareholders, representing solely or jointly at least the percentage of the issued share capital prescribed by law, will be placed on the notice convening a meeting, or will be announced in the same manner if the company has received the request not later than on the date as prescribed by law.

8.3.6.                            The management board shall inform the general meeting by means of a shareholders’ circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

General Meetings: attendance of meetings.

Article 8.4.

8.4.1.                            The persons who are entitled to attend a general meeting and persons entitled to vote at such meeting are persons who:

(i)                           are a person entitled to attend general meetings or a person entitled to vote as per a certain date determined by the management board (the “record date”);

(ii)                        are as such registered in a register (or one or more parts thereof) designated thereto by the management board; and

(iii)                     have given notice in writing to the company, including the name and the number of shares the person will represent in the meeting, prior to a date set in the notice convening a general meeting, regardless of who will be shareholder at the time of the meeting.

The provision above under (iii) concerning the notice to the company also applies to the proxy holder of a person authorised to attend a general meeting.

8.4.2.                            The management board may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the management board, cast their votes electronically in a manner to be decided by the management board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

8.4.3.                            The management board may decide that the business transacted at a general meeting can be taken note of by electronic means of communication.

8.4.4.                            The management board may decide that each person entitled to attend general meetings and vote thereat may, either in person or by written proxy, participate, address and vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the general meeting concerned and can exercise his voting rights. The management board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the general meeting and shall be posted on the company’s website.

8.4.5.                            Managing directors and supervisory directors shall have admission to the general meetings. They shall have an advisory vote at the general meetings.

8.4.6.                            Furthermore, admission shall be given to the persons whose attendance at the general meeting is approved by the chairman of the meeting.

8.4.7.                            All issues concerning the admittance to the general meeting shall be decided by the chairman of the meeting.

General meetings: order of the meeting, minutes.

Article 8.5.

8.5.1.                            The general meeting shall be presided over by the chairman of the supervisory board. However, the chairman may charge another person to preside over the general meeting in his place even if he is present at the meeting. If the chairman of the supervisory board is absent and he has not charged another person to preside over the meeting in his place, the supervisory directors present at the meeting shall appoint one of them to be chairman. If no supervisory directors are present at the general meeting, the general meeting shall be presided by the chairman of the management board, or, if the chairman of the management board is absent, by one of the other managing directors designated for that purpose by the management board. If no managing directors are present at the general meeting, the meeting shall appoint a chairman. The chairman shall designate the secretary.

8.5.2.                            The chairman of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he may restrict the speaking time or take other measures to ensure orderly progress of the meeting.

8.5.3.                            All issues concerning the proceedings at the meeting shall be decided by the chairman of the meeting.

8.5.4.                            Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned.

8.5.5.                            A certificate signed by the chairman and the secretary of the meeting confirming that the general meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

General meetings: adoption of resolutions.

Article 8.6.

8.6.1.                            Resolutions proposed to the general meeting by the management board or supervisory board shall be adopted by a simple majority of the votes cast, unless the law or the articles of association provide otherwise. All other resolutions shall be adopted by at least a simple majority of the votes cast, provided such majority represents more than one-third of the issued share capital, unless another majority of votes or quorum is required by virtue of the law.

A second meeting referred to in section 2:120, subsection 3 CC cannot be convened.

8.6.2.                            Each share confers the right to cast one (1) vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

8.6.3.                            No votes may be cast at the general meeting in respect of shares which are held by the company or any of its subsidiaries. Holders of a right of use and enjoyment and pledge of shares which belong to the company or its subsidiaries shall not be excluded from the right to vote if such right of use and enjoyment or pledge was created before the shares concerned were held by the company or a subsidiary of the company and at the creation of the right of pledge or the right of use and enjoyment the voting rights were granted to the pledgee or holder of the right of use and enjoyment. The company or any of its subsidiaries cannot cast a vote at the general meeting in respect of shares on which is has a right of use and enjoyment or a right of pledge.

8.6.4.                            The chairman of the general meeting determines the method of voting.

8.6.5.                            The ruling pronounced by the chairman of the general meeting in respect of the outcome of any vote taken at a general meeting shall be decisive. The same shall apply to the contents of any resolution passed.

8.6.6.                            Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the chairman of the general meeting.

Chapter 9

Financial year; annual statement of accounts.

Article 9.1.

9.1.1.                            The financial year of the company shall be the calendar year.

9.1.2.                            Annually, within the term set by law, the management board shall prepare the annual accounts.

The annual accounts shall be accompanied by the auditor’s statement referred to in article 9.2.1 and by the management report, unless section 2:391 CC does not apply to the company, as well as the other particulars to be added to those documents by virtue of law.

The annual accounts shall be signed by all managing directors and by all supervisory directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

9.1.3.                            The company shall ensure that the annual accounts as prepared, the management report and the other particulars referred to in article 9.1.2 shall be made available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders and other persons with meeting rights may inspect the above documents at the offices of the company and obtain a copy thereof at no cost.

Auditor.

Article 9.2.

9.2.1.                            The general meeting shall instruct a registered accountant or another expert, as referred to in section 2:393, subsection 1 CC, both hereinafter called: the auditor, to audit the annual accounts prepared by the management board, in accordance with the provisions of section 2:393, subsection 3 CC. If the general meeting fails to issue such instructions, then the supervisory board shall be so authorised. The auditor shall report on his audit to the management board and shall present the results of his examination, in an auditor’s statement, regarding the accuracy of the annual accounts. The supervisory board shall nominate an expert or organisation of experts as referred to in section 2:393, subsection 1 CC, for instruction.

9.2.2.                            The assignment given to the auditor may be revoked by the general meeting and by the corporate body which has given such assignment with due observance of section 2:393 subsection 2 CC.

The assignment may only be revoked for good reasons with due observance of section 2:393, subsection 2 CC.

9.2.3.                            The management board as well as the supervisory board may give assignments, other than those assignments referred to in the previous paragraphs of this article 9.2, to the auditor or any other auditor at the expense of the company.

Chapter 10

Profit and loss. Distributions on shares.

Article 10.1.

10.1.1.                     The management board will keep a share premium reserve and profit reserve to which the shareholders are entitled.

10.1.2.                     The company may make distributions on shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3.                     Distributions of profit, meaning the net earnings after taxes shown by the adopted annual accounts, shall be made after the adoption of the annual accounts from which it appears that they are permitted, entirely without prejudice to any of the other provisions of the articles of association.

10.1.4.                     The management board may resolve, with the approval of the supervisory board, to reserve the profits or part of the profits.

10.1.5.                     The profit remaining after application of article 10.1.4 shall be at the disposal of the general meeting. The general meeting may resolve to carry it to the reserves or to distribute it among the shareholders.

10.1.6.                     On a proposal of the management board - which proposal must be approved by the supervisory board -, the general meeting may resolve to distribute to the shareholders a dividend in the form of shares in the capital of the company instead of a cash payment.

10.1.7.                     Subject to the other provisions of this article 10.1 the general meeting may, on a proposal made by the management board which proposal is approved by the supervisory board, resolve to make distributions to the shareholders to the debit of one or several reserves which the company is not prohibited from distributing by virtue of the law.

10.1.8.                     No dividends on shares shall be paid to the company on shares which the company itself holds in its own capital or the depositary receipts issued for which are held by the company, unless such shares are encumbered with a right of use and enjoyment or pledge.

10.1.9.                     The management board is authorised to determine how a deficit appearing from the annual accounts will be accounted for.

Interim distributions.

Article 10.2.

10.2.1.                     The management board may resolve with the approval of the supervisory board, to make interim distributions to the shareholders if an interim statement of assets and liabilities shows that the requirement of article 10.1.2 has been met.

10.2.2.                     The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and the articles of association shall be included in the statement of assets and liabilities. It shall be signed by the managing directors and supervisory directors. If one or more of their signatures are missing, this absence and the reason for this absence shall be stated.

10.2.3.                     Any proposal for distribution of a dividend on shares and any resolution to distribute an interim dividend on shares shall immediately be published by the management board in accordance with the applicable stock exchange regulations at the company’s request. The notification shall specify the date when and the place where the dividend shall be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.

10.2.4.                     Dividends shall be payable no later than thirty (30) days after the date when they were declared, unless the body declaring the dividend determines a different date.

10.2.5.                     Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the company and shall be carried to the reserves.

10.2.6.                     The management board may determine that distributions on shares shall be made payable either in euro or in another currency.

Chapter 11

Amendment of the articles of association; dissolution of the company.

Article 11.1.

A resolution to amend the articles of association or to dissolve the company may only be adopted by the general meeting at the proposal of the management board with the prior approval of the supervisory board.

Liquidation.

Article 11.2.

11.2.1.                     On the dissolution of the company, the liquidation shall be carried out by the management board, unless otherwise resolved by the general meeting.

11.2.2.                     Pending the liquidation the provisions of the articles of association shall remain in force to the fullest possible extent.

11.2.3.                     The surplus assets of the company remaining after satisfaction of its debts shall be divided, in accordance with the provisions of section 2:23b CC for the benefit of the shareholders in proportion to the nominal value amount of shares held by each of them.